600 Albany St. · Dayton, OH   45417

Investor and media contact:

937.221.1000 · 937.221.1486 (fax)

Shaun C. Smith · 937.221.1504

www.standardregister.com

shaun.smith@standardregister.com

For Release on October 27, 2009 at 4:00 p.m. EDT

Standard Register Announces Retirement of Kathryn Lamme;

to Name Gerard Sowar General Counsel

DAYTON, Ohio (October 27, 2009) – Standard Register’s Board of Directors (NYSE: SR) announced today it intends to appoint Gerard D. Sowar, 51, as general counsel following the retirement of Kathryn A. Lamme, 63, planned for December 31, 2009.

Lamme joined Standard Register in 1998 as vice president, deputy general counsel and corporate secretary and was appointed general counsel in 2002. In addition to guiding the company's compliance and legal affairs, she has led the company’s Human Resources organization since 2004. “Katie’s long-standing service and dedication to the values of Standard Register have been outstanding, and her legal perspective has always been an incredible asset," said F. David Clark III, SR’s non-executive chairman of the board. "Her contributions are many and varied--but her legacy will include a reputation of always being the bellwether of ethical conduct and doing the right thing."

“I have been fortunate to work at Standard Register for over eleven years and it has been both personally and professionally rewarding to participate in the transformation of this company,” said Lamme. “Our recent restructuring and my desire to preserve positions for others in the organization helped me decide to accelerate my retirement date.”

Gerry Sowar joined the company in 2003 as vice president, senior counsel and progressed through a series of counsel roles, becoming deputy general counsel in 2008. Prior to joining Standard Register, Gerry was associated with Chernesky, Heyman & Kress P.L.L.  “Gerry’s breadth of experience and accomplishments throughout his career at Standard Register gives me confidence he will play a major and impactful role on our executive leadership team," said Joe Morgan, president and chief executive officer of Standard Register. "I believe we have a successor who will continue the diligent leadership and wise counsel that Katie has provided throughout her career."

Gerry holds a degree of juris doctor from the University of Toledo and a bachelor of science degree in civil engineering from the University of Dayton,

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate. Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape. The Company offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises. More information is available at http://www.standardregister.com.